Exhibit 99.1

For Further Information Contact

Harry J. Cynkus (404) 888-2922

FOR IMMEDIATE RELEASE

ROLLINS, INC. REPORTS FOURTH QUARTER AND FULL-YEAR 2009

FINANCIAL RESULTS

Company Posts 15th Consecutive Quarter of Improved Earnings Results

•                  Revenue increased 4.6% for the quarter and 5.2% for full year

•                  Net income up 59.0% for the quarter and 21.8% for the full year

•                  Earnings per diluted share rose 53.8% for the quarter  to  $0.20  from  $0.13 and 21.7% to $0.84 from  $0.69 for the full year

ATLANTA, GEORGIA, January 27, 2010: Rollins, Inc. (NYSE:ROL), a premier North American consumer and commercial services company, today reported unaudited financial results for its fourth quarter and year ended December 31, 2009.

The Company recorded fourth quarter revenues of $259.6 million, an increase of 4.6% over the prior year’s fourth quarter revenue of $248.1 million.  Net income increased 59.0% to $20.0 million or $0.20 per diluted share for the fourth quarter ended December 31, 2009, compared to $12.6 million or $0.13 per diluted share for the same period in 2008.

In the fourth quarter of 2009, Rollins converted Orkin, Inc. and certain other operating subsidiaries from C corporations to wholly owned limited liability companies.  This change will allow Rollins to use the operating profits generated by these subsidiaries to offset Rollins’ state tax losses and reduce state income taxes.  The Company also recognized a non-cash pre-tax impairment charge of approximately $2.9 million following management’s determination that a routing and scheduling system under development would require substantial changes and expense in order to deliver the product expected.  The Company is exploring alternative solutions as the potential benefits of an effective routing and scheduling system would be significant.

Excluding a tax benefit of $6.2 million or $0.06 per diluted share on Rollins’ conversion of Orkin to a limited liability company, net of cost associated with a Canadian restructuring and repatriation of cash, and the impairment charge of $0.02 per diluted share associated with the software system write-off, the Company’s earnings per share for fourth quarter 2009 were $0.16 per diluted share, an improvement of 23.1% compared to fourth quarter 2008.

The Company repurchased 227,100 shares at a weighted average price of $18.18 per share in the fourth quarter bringing the total number of shares repurchased in 2009 to 1,677,200.  In total, 2,951,591 additional shares may be purchased under the share repurchase program.

Revenues for the full year 2009 rose 5.2% to $1.1 billion compared to slightly over $1.0 billion for the prior year.  Rollins’ net income for the full year rose 21.8% to $84.0 million, or $0.84 per diluted share, compared to net income of $68.9 million, or $0.69 per diluted share for the prior year. Excluding the impact of Rollins conversion of Orkin to a limited liability company, and the impairment charge associated with the software system write off in the fourth quarter of 2009, the Company’s earnings for the year were $0.80 per diluted share, an improvement of 15.9% compared to the full year 2008.

Rollins’ balance sheet continued to strengthen with total assets increasing to $566.5 million and stockholder’s equity of $264.6 million.

Gary W. Rollins, President and Chief Executive Officer of Rollins, Inc. stated, “Once again, the Rollins family of pest control companies has exceeded our objectives.  We are pleased to have delivered solid results for the fourth quarter as well as the year. These results reflect our success in navigating through a challenging economy and tough selling environment, while growing market share and controlling our expenses.”

Mr. Rollins concluded, “The continued development and deployment of our key programs should enable us to continue to make prudent investments to grow our business both organically and through strategic acquisitions.  We believe that Rollins enters the 2010 fiscal year well-positioned to benefit from our 2009 achievements.”

Rollins, Inc. is a premier North American consumer and commercial services company.  Through its wholly owned subsidiaries, Orkin, PCO Services, HomeTeam Pest Defense, Western Pest Services, The Industrial Fumigant Company and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to over 2 million customers in the United States, Canada, Mexico, Central America, the Caribbean, the Middle East, Asia and the Mediterranean from over 500 locations.   You can learn more about our subsidiaries by visiting our Web sites at www.orkin.com, www.pestdefense.com, www.westernpest.com, www.orkincanada.ca, www.indfumco.com, www.cranepestcontrol.com and www.rollins.com.  You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the statements about the Company’s belief that the continued development and deployment of the Company’s key programs should enable the Company to continue to make prudent investments to grow its business both organically and through strategic acquisitions, and the Company’s belief that it enters the 2010 fiscal year well-position to benefit from its 2009 achievements.  The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, economic and competitive conditions which may adversely affect our Company’s business; changes in industry practices or technologies; the degree of success of the Company’s pest and termite process reforms and pest control selling and treatment methods; the Company’s ability to identify and integrate potential acquisitions; climate and weather trends; competitive factors and pricing practices; potential increases in labor costs; uncertainties of litigation; and changes in various government laws and regulations, including environmental regulations.  All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements.  A more detailed discussion of potential risks facing the Company can be found in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2008.

ROLLINS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(in thousands)

At December 31, (unaudited)	2009	2008
ASSETS
Cash and cash equivalents	$9,504	$13,716
Trade receivables, short-term	60,590	56,884
Accounts Receivable - Other	2,164	2,185
Materials and supplies	10,208	10,893
Deferred income taxes	25,839	20,018
Other current assets	12,225	13,142
Total Current Assets	120,530	116,838

Trade receivables, long-term	9,356	11,124
Equipment and property, net	74,644	78,625
Goodwill	189,658	187,266
Customer Contracts	121,176	129,092
Other Intangible Assets	24,785	25,719
Deferred income taxes	17,901	17,886
Other assets	8,446	5,967
Total Assets	$566,496	$572,517

LIABILITIES
Accounts payable	$15,841	$18,782
Accrued insurance	16,567	15,404
Accrued compensation and related liabilities	57,377	56,334
Unearned revenue	85,883	88,288
Capital leases	217	450
Line of Credit	30,000	65,000
Other current liabilities	26,868	28,569
Total Current Liabilities	232,753	272,827

Capital leases, less current portion	33	171
Accrued pension	14,895	20,353
Long-term accrued liabilities	54,249	50,733
Total Liabilities	301,930	344,084

STOCKHOLDERS’ EQUITY
Common stock	98,904	100,041
Retained earnings and other equity	165,662	128,392
Total Stockholders’ Equity	264,566	228,433
Total Liabilities and Stockholders’ Equity	$566,496	$572,517

ROLLINS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands except per share data)

(unaudited)

	Fourth Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
REVENUES
Customer services	$259,567	$248,076	$1,073,958	$1,020,564
COSTS AND EXPENSES
Cost of services provided	136,562	133,050	551,002	534,494
Depreciation and amortization	9,045	9,096	37,169	33,443
Sales, general and administrative	88,563	84,120	355,590	339,078
(Gain)/loss on impairment/sale of assets	2,935	23	2,942	(166)
Interest expense, net	118	913	964	761
	237,223	227,202	947,667	907,610
INCOME BEFORE TAXES	22,344	20,874	126,291	112,954
PROVISION FOR INCOME TAXES	2,383	8,321	42,307	44,020
NET INCOME	$19,961	$12,553	$83,984	$68,934

NET INCOME PER SHARE - BASIC	$0.20	$0.13	$0.84	$0.69
NET INCOME PER SHARE - DILUTED	$0.20	$0.13	$0.84	$0.69

Weighted average shares outstanding - basic	98,970	98,851	99,453	99,209
Weighted average shares outstanding - diluted	99,230	99,659	99,749	100,081

ROLLINS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIALS

(in thousands except per share data)

(unaudited)

		Fourth Quarter	Twelve Months
		Ended	Ended
		December 31, 2009	December 31, 2009
Net income as reported		$19,961	$83,984
Add: Impairment of Orion (net of taxes)		1,809	1,809
Less: Tax benefit for valuation allowance related to LLC conversion and Canadian repatriation	$(7,889)
Add: Tax cost related to Canadian restructuring and repatriation of cash	$1,737
Less: Net tax benefit		(6,152)	(6,152)
Adjusted earnings		$15,618	$79,641

Adjusted earnings per share - diluted excluding impairment charges and tax benefit		$0.16	$0.80

Weighted average shares outstanding - diluted		99,230	99,749

ROLLINS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIALS

 (in thousands except per share data)

 (unaudited)

	Fourth Quarter	Twelve Months
	Ended	Ended
	December 31, 2009	December 31, 2009
Net income per share - diluted as reported	$0.20	$0.84
Add: Impairment of Orion (net of taxes)	0.02	0.02
Less: Net tax benefit	(0.06)	(0.06)
Adjusted earnings per share - diluted	$0.16	$0.80

(( CONFERENCE CALL ANNOUNCEMENT ((

Rollins, Inc.

(NYSE: ROL)

Management will hold a conference call to discuss

Fourth Quarter results on:

Wednesday, January 27, 2010 at:

10:00 a.m. Eastern

9:00 a.m. Central

8:00 a.m. Mountain

7:00 a.m. Pacific

TO PARTICIPATE:

Please dial 888-561-1721 domestic;

480-629-9868 international

at least 5 minutes before start time.

REPLAY: available through February 3, 2010

Please dial 800-406-7325/303-590-3000, Passcode: 4200223

THIS CALL CAN ALSO BE ACCESSED THROUGH THE INTERNET AT

www.viavid.net

Questions?

Contact Samantha Alphonso at Financial Relations Board at 212-827-3746

Or email to salphonso@mww.com